Exhibit (a)(5)(B)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Company Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated March 23, 2010, and the related Letters of Transmittal and any amendments or supplements thereto, and is being made to all holders of Company Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Company Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the applicable laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

at

$18.28 Net Per Share

and

All Outstanding Shares of

Series D Non-Cumulative Delivery Preferred Stock

at

$0.10 Net Per Share

of

DAKOTA GROWERS PASTA COMPANY, INC.

by

BLUEBIRD ACQUISITION CORPORATION

a wholly owned subsidiary

of

AGRICORE UNITED HOLDINGS INC.

a wholly owned subsidiary

of

VITERRA INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 3, 2010, UNLESS THE OFFER IS EXTENDED.

Bluebird Acquisition Corporation, a North Dakota corporation (“Purchaser”), a wholly owned subsidiary of Agricore United Holdings Inc., a Delaware corporation (“Agricore”), and a wholly owned subsidiary of Viterra Inc., a corporation incorporated under the laws of Canada, is making an offer to purchase (i) all outstanding shares of common stock of Dakota Growers Pasta Company, Inc., a North Dakota corporation (the “Company”), par value $0.01 per share (together with the associated preferred share purchase rights under the Second Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of April 26, 2002, between the Company and Wells Fargo Bank Minnesota, National Association, as Rights Agent, the “Common Shares”), at a price of $18.28 per Common Share net to the seller in cash, and (ii) all outstanding shares of Series D Non-Cumulative Delivery Preferred Stock, par value $0.01 per share (“Series D Shares”), of the Company, at a price of $0.10 per Series D Share net to the seller in cash, in each case without interest and less any required withholding taxes and upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 23, 2010 (the “Offer to Purchase”) and the related Letters of Transmittal (such offer, together with any amendments or supplements thereto, the “Offer”).  The Common Shares and the Series D Shares are collectively referred to herein as “Company Shares”.

The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 10, 2010 (the “Merger Agreement”), by and among Agricore, the Purchaser and the Company.  The Offer is conditioned upon (i) the satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The Offer is also subject to other important conditions set forth in Section 15 of the Offer to Purchase.

The term “Minimum Condition” is defined in Section 15 of the Offer to Purchase and generally requires that the number of outstanding Common Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer (as such expiration may be extended, as described below), together with all Common Shares, if any, then owned by Agricore and the Purchaser, represents more than 50% of the outstanding Common Shares on a fully diluted basis as of immediately prior to the Purchaser’s acceptance for payment of the Company Shares tendered pursuant to the Offer and not validly withdrawn.

The Merger Agreement provides, among other things, that subject to certain conditions, the Purchaser will be merged with and into the Company with the Company surviving as a wholly owned subsidiary of Agricore (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger, each Common Share and Series D Share outstanding immediately prior to the effective time of the Merger (other than (i) Company Shares owned, directly or indirectly, by Agricore or the Purchaser, which will be cancelled and will cease to exist, and (ii) Company Shares owned by the Company’s stockholders who validly demand and perfect their dissenters’ rights under North Dakota law) will be converted into the right to receive $18.28 for each Common Share, and $0.10 for each Series D Share, in each case net in cash, without interest and less any required withholding taxes.

The Board of Directors of the Company has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, (iii) recommended that the holders of Company Shares accept the Offer and tender their Company Shares to the Purchaser pursuant to the Offer and, if required by applicable law, that the holders of Common Shares adopt the Merger Agreement, and (iv) approved the preparation, execution and delivery of an amendment to the Rights Agreement, which exempted Agricore and Purchaser and the Merger Agreement, the Tender and Support Agreements (as defined in the Offer to Purchase), and all transactions contemplated thereby from the terms of the Rights Agreement.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Company Shares validly tendered and not validly withdrawn, if and when the Purchaser gives oral or written notice to Wells Fargo Bank, N.A. (the “Depositary”) of the Purchaser’s acceptance for payment of such Company Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate consideration to be paid for such Company Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Company Shares have been accepted for payment pursuant to the Offer. In all cases, payment for Company Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) either (x) the certificates evidencing such Company Shares or (y) confirmation of a book-entry transfer of such Company Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase (unless such Company Shares are currently held in uncertificated form through the Depositary, in which case the deliveries set forth in this clause (i) will not be required), (ii) (x) the appropriate Letters of Transmittal, indicating all certificated Company Shares and uncertificated Company Shares to be tendered, properly completed and duly executed, with any required signature guarantees, or (y) in the case of a book-entry transfer through The Depository Trust Company only, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letters of Transmittal and (iii) any other documents required by the Letters of Transmittal.

The Merger Agreement provides that (i) the Purchaser shall extend the Offer for one 15 business day period if, prior to the initial expiration date of the Offer, the Minimum Condition or any other condition to the Offer has not been satisfied or waived and (ii) the Purchaser may extend the Offer for one or more additional consecutive periods of up to 20 business days per extension (as determined by Agricore and Purchaser), if at any then-scheduled expiration of the Offer, the Minimum Condition or any other condition to the Offer has not been satisfied or waived, so long as the Merger Agreement has not been terminated in accordance with its terms.  Any such extension period does not include the 15 business day extension which must be effected by the Purchaser as described above. The Purchaser will not, however, be obligated to extend the Offer beyond August 10, 2010 according to the Merger Agreement.  In addition, the Purchaser shall extend the Offer for any period or periods required by any applicable law (including any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff).

Any extension of the Offer will be followed as promptly as practicable by a public announcement. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of 14e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During any such extension, all Company Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Company Shares that have previously been tendered except during the Subsequent Offering Period (as defined below), if one is initiated. Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 22, 2010. If the initial offering period has expired and the Purchaser provides for a Subsequent Offering Period, Company Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If certificates evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Company Shares have been tendered for the account of an Eligible Institution.  If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Company Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Company Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

The Purchaser may, in its sole discretion, provide a subsequent offering period (and one or more extensions thereof) (a “Subsequent Offering Period”) after the expiration of the Offer, in accordance with Rule 14d-11 under the Exchange Act, if, as of the commencement of each such Subsequent Offering Period, there has not been validly tendered and not withdrawn pursuant to the Offer that number of Common Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer documents to holders of Company Shares. The Offer to Purchase and the related Letters of Transmittal, together with the Company’s Solicitation/Recommendation Statement on Schedule 14D-9, will be mailed to record holders of Company Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Company Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letters of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent.  Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario

M5X 1E2

Banks and Brokers Call: (416) 867-2272

Call Toll Free: (888) 518-6812